EXHIBIT 10.1

PERSONAL EMPLOYMENT CONTRACT MR. Z. REHAVI
IN MEDIS EL

1.    Salary
The agreement includes the salary, conditions and fringe benefits to the manager of the Company for the period April 1, 2005- March 31, 2006
*	Monthly salary U.S. $ 20,000 (in N.I.S. when paid).
*	U.S. $ 1,250 educational fund
*	U.S. $ 1,250 gross-up for educational fund.
*	U.S. $ 3,000 - rent participation
*	U.S. $ 3,000 - gross-up for rent participation.
*	Bonus of three months’ salaries

2.    Fringe benefits
*	managers insurance based on U.S. $ 20,000 monthly salary.
*	Life insurance for the benefit of the Company and severance insurance to employee.
*	Annual vacation 22 working days.
*	Right for sick leave 30 days a year and right to accumulate up to 3 months.
*	Professional training fund “Yahav”.
*	Use of the company’s car and all expensed related.
*	Payment for telephone by the company.
*	Payment of 15 recreation days per year at the rate per Law (to date N.I.S 500 per day).
Automatic transfer of the rights under the managers insurance from employer to employee on sole demand by the employee on retirement or resignation.

3.    Extra rights for managers
6 months salary notification of resignation or dismissal. Payment of 6 months salary (period of adjustment) (in the period full salary and fringe benefits) inclusive in case of change of ownership of the Company and dismissal by new owners.

The manager will be insured by personal insurance against all claims as for directors.

The manager will be entitled to stock options under the Medis Technologies Ltd. stock options plan. Quantity, price and other terms consistent with other members of management and to be approved by the Board of Directors of the Company. In further consideration for this Agreement, both Parties agree that neither party shall have any claims, and they hereby waive and release any such claims, against the other for any compensation or benefits, or for the refund of same, with relation to any period of employment of the Employee with the Company prior to this Agreement regardless of the terms of any previous agreement between the Parties.

Date: March 29, 2005
Signed :

Employee: /s/ Zvi Rehavi	Chairman of the Board: /s/ Robert K. Lifton